August 2, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Change in Certifying Accountant

Ladies and Gentlemen:

We have read item 4.01 of Titan Energy Worldwide, Inc.’s Form 8-K dated July 20, 2007 and we agree with the statements therein concerning Gruber & Company, LLC. We cannot confirm or deny that UHY LLP was not consulted prior to their appointment as auditors.

/s/ Gruber & Company, LLC

Gruber & Company, LLC